Exhibit 10.18

SONIC CORP. SENIOR EXECUTIVE CASH INCENTIVE PLAN

LONG-TERM AWARD AGREEMENT

This Award Agreement (the “Agreement”), effective as of ___________ (the “Grant Date”), sets forth the grant of a long-term cash incentive award (the “Award”) by Sonic Corp., a Delaware corporation (the “Company”), pursuant to the provisions of the Sonic Corp. Senior Executive Cash Incentive Plan, as amended or restated from time to time (the “Plan”).

This Agreement is only applicable to the long-term cash incentive award granted to the Participant on the Grant Date.  If the Participant receives or has received any other award under the Plan, it shall be governed by the terms of the applicable award agreement, which may be different from those set forth herein.  By accepting Award, the Participant agrees to the terms and conditions set forth in this Agreement, the Plan and the attached Award Notice (the “Notice”), which we collectively refer to as the "Plan Documents."

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

1.Grant of Award. The Company hereby grants to the individual set forth in the Notice (the “Participant”) the Award subject to the terms and conditions of the Plan and this Agreement as follows.  The Performance Period, Target Amount and Performance Targets applicable to the Award are set forth in the Notice.

2.Determination of Award.  As soon as administratively practicable after the end of the Performance Period, in accordance with Section 4(b) of the Plan, the Committee shall certify in writing (a)  the level of attainment of the Performance Targets and (b) the incentive amounts earned by the Participant pursuant to the Award.  Notwithstanding the level attained for each Performance Target, the Committee may reduce the amount payable to the Participant with respect to the Award based on factors the Committee deems relevant.

3.Payment of Award.  The incentive amount for an Award determined pursuant to Section 2 shall be paid in cash on a date determined by the Committee in its sole discretion (the “Payment Date”) after the end of the Performance Period, but in no event later than the fifteenth day of the third month following the last day of the Performance Period.

4.Termination of Employment.

(a)Disability or Death; Without Cause.  If the Participant’s employment with the Company and its Subsidiaries (the “Company Group”) terminates during the Performance Period due to the Participant’s death or Disability or the Participant’s termination by the Company Group without Cause, the Participant shall receive a payment with respect to the Award equal to the actual incentive amount determined in accordance with Section 2 multiplied by a fraction, the numerator of which is the number of months transpired from the first day of the

Performance Period until the last day of the month in which the death, Disability or termination without Cause occurred, and the denominator of which is the number of months in the Performance Period.  The Award earned pursuant to this Section 4(a) shall be paid to the Participant (or his beneficiary or estate, as applicable) on the Payment Date.

(b)Change of control.  In the event that during a Performance Period (i) a Participant’s employment with the Company Group is actually or constructively terminated during the Performance Period and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then the Participant shall receive a payment with respect to the Award equal to the actual incentive amount determined in accordance with Section 2 multiplied by a fraction, the numerator of which is the number of months transpired from the first day of the Performance Period until the last day of the month in which the termination occurred, and the denominator of which is the number of months in the Performance Period.  The Award earned pursuant to this Section 4(a) shall be paid to the Participant on the Payment Date.

(c)Other Terminations.  If the Participant’s employment with the Company Group terminates during the Performance Period for any reason other than as set forth in Section 4(a) or (b) (including as a result of a retirement or other voluntary termination by the Participant or a termination by the Company for Cause), the Award shall be cancelled and the Participant shall not be entitled to receive any payments with respect to the Award.

(d)Special Circumstances.  The Corporation shall have discretion to determine (a) if an authorized leave of absence, or absence in military or government service, shall constitute termination of employment for purposes of the Plan, (b) whether a Participant has ceased to be employed by the Corporation or any Affiliate, as appropriate, and (c) the effective date on which such employment terminated.

5.Miscellaneous.

(a)Incorporation of the Plan.  The Plan provides a complete description of the terms and conditions governing all awards granted thereunder.  This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended or restated from time to time, and to such rules and regulations as the Committee may adopt.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)Entire Agreement.  This Agreement, the Notice and the Plan set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

(c)Headings.  The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

(d)Withholding.  Payment of the Award is subject to the Participant satisfying all applicable federal, state, local and other tax that the Company is required to withhold with respect to the Award on a Payment Date (including the Participant’s FICA obligation).  The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the Award or otherwise or (ii) require the Participant to remit to the Company an amount sufficient to satisfy any applicable taxes required by law.

(e)Notice.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing.  Notice may be delivered to the Company personally or by mail, postage prepaid, addressed as follows: General Counsel , Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, or at such other address as the Company, by notice to you, may designate in writing from time to time.  Notice to you shall be directed either to your address as shown on the records of the Company or at such other address as you, by notice to the Company, may designate in writing from time to time or to you by a combination of interoffice mail and email.

(f)Nature of Payments.  The Award is a discretionary award.  The Award does not constitute salary, wages, regular compensation or contractual compensation for the year or grant or any subsequent year.  The parties agree that the Award is not to be included in or taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, (ii) any severance or other amounts payable under any other agreement between the Company and the Participant, or (iii) any other employment related rights or benefits under law or any plan, program or agreement.

(g)No Right to Future Awards or Employment.  The Award is a discretionary award.  The grant of the Award and the terms set forth in this Agreement shall not confer upon the Participant the right to continue in the employ or other service of the Company Group, and shall not affect any right which the Company may have to terminate such employment or service.  Neither this Agreement or the Plan, nor the grant of the Award confers on the Participant any right or entitlement to receive another award under the Plan or any other plan at any time in the future or with respect to any future period.

(h)Successors and Assigns.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and the successors and assigns of the Company.  Except as otherwise determined by the Committee in its sole discretion, the Participant’s rights and interests under the Award and this Agreement may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature.  If the Participant attempts to violate this Section 5(h), such attempted violation shall be null and void and without effect.

(i)Amendments.  Notwithstanding any provision set forth in this Agreement and the Plan and subject to all applicable laws, rules and regulations, the Committee shall have the power to:  (i) alter or amend the terms and conditions of the Award in any manner consistent with the provisions of Section 9 of the Plan; (ii) without the Participant’s consent, alter or amend the terms and conditions of the Awards in any manner that the Committee considers necessary or advisable, in its sole discretion, to comply with, or take into account changes in, or interpretations or rescissions of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement; (iii) ensure that the Awards are not subject to federal, state, local or foreign taxes prior to settlement or payment, as applicable; or (iv) without the Participant’s consent, waive any terms and conditions that operate in favor of the Company.  Any alteration or amendment of the terms of the Awards by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.

(j)Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

(k)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

(l)Award Subject to Recoupment Policy.  If the Participant is an “executive officer” of the Company as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, or any other officer either reporting directly to the Chief Executive Officer of the Company or holding a title of Senior Vice President or above, then this Award is subject to the Sonic Corp. Compensation Recoupment Policy (“Recoupment Policy”), effective October 19, 2016, as may be amended from time to time

6.Acceptance and Acknowledgement of Award.  The financial measures set forth in the Notice must remain confidential.  The information in the Plan Documents should not be discussed with, shared with, photocopied or distributed to others.  Participation in the Plan and the details of the Award are highly confidential and may not be discussed by the Participant with anyone other than the Participant’s spouse or immediate family or financial or legal advisors.  Breach of this confidentiality condition could affect the amount of the Participant’s actual award.  By accepting the Award, the Participant is agreeing to all of the terms contained in the Plan Documents, including, but not limited to, the terms related to confidentiality.  If the Participant desires to refuse the Award, the Participant must notify the Corporation in writing.  Such notification should be sent to Sonic Corp., General Counsel, 300 Johnny Bench Drive, Oklahoma City, OK 73104, no later than 30 days after receipt of this Agreement.